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                                                                 Exhibit (13)(a)

                                  PURCHASE AGREEMENT


          The Galaxy Fund (the "Fund"), a Massachusetts business trust, and Shearson Lehman Brothers, Inc., ("Shearson"), a Delaware corporation, hereby agree with each other as follows:

          1. The Fund hereby offers Shearson and Shearson hereby purchases 50,000 Class A shares of beneficial interest (par value $.001 per share) and 50,000 Class B shares of beneficial interest (par value $.001 per share) of the Fund (collectively known as "Shares") at a price of $1.00 per Share. Shearson hereby acknowledges receipt of 50,000 of the Fund's Class A shares of beneficial interest, and 50,000 shares of the Fund's Class B shares of beneficial interest, and the Fund hereby acknowledges receipt from Shearson of funds in the amount of $100,000 in full payment for the Shares.

          2. Shearson represents and warrants to the Fund that the Shares are being acquired for investment purposes and not with a view to the distribution thereof.

          3. Shearson agrees that if it or any direct or indirect transferee of any of the Shares redeems any of the Shares prior to the fifth anniversary of the date the Fund begins its investment activities, Shearson will pay to the Fund an amount equal to the number resulting from multiplying the Fund's total unamortized organizational expenses by a fraction, the numerator of which is equal to the number of Shares redeemed by Shearson or such transferee and the denominator of which is equal to the number of Shares outstanding as of the date of such redemption, as long as the administrative position of the staff of the Securities and Exchange Commission requires such reimbursement.

          4. The names "The Galaxy Fund" and "Trustees of The Galaxy Fund" refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under a Declaration of Trust dated 1986 which is hereby referred to and a copy of which is on file at the office of the State Secretary of the Commonwealth of Massachusetts and at the principal office of the Trust. The obligations of "The Galaxy Fund" entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, Shareholders, or representatives of the Trust personally, but bind only the Trust Property, and all persons dealing with any class of shares of the Trust must look solely to the Trust Property belonging to such class for the enforcement of any claims against the Trust.



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          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 24th day of July 1986.


(SEAL)                        THE GALAXY FUND

ATTEST:


/s/Marie A. Hoskins           By:/s/illegible
--------------------------       ----------------------------
                                                  , President


(SEAL)                        SHEARSON LEHMAN BROTHERS, INC.

ATTEST:


/s/illegible                  By:/s/illegible
--------------------------       ----------------------------


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